Exhibit (i)
                           Drinker Biddle & Reath LLP
                                One Logan Square
                             18th and Cherry Streets
                           Philadelphia, PA 19103-6996
                            TELEPHONE: (215) 988-2700
                               FAX: (215) 988-2757




                                October 25, 2004


The Armada Advantage Fund
760 Moore Road
King of Prussia, PA  19406

         RE: POST-EFFECTIVE AMENDMENT NO. 18 TO THE REGISTRATION STATEMENT ON FORM N-1A (FILE NOS. 33-65690 AND 811-7850)
                  -------------------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to The Armada Advantage Fund, a Massachusetts business trust (the "Trust"), in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 18 (the "Amendment") to the Trust's Registration Statement on Form N-1A under the Securities Act of 1933, as amended.

         The Trust is authorized to issue an unlimited number of shares of beneficial interest (the "Shares"), without par value. The Board of Trustees of the Trust has the power to designate one or more series ("Series") of Shares and to classify or reclassify any unissued Shares with respect to such Series. The Trust previously offered shares of five funds: the Equity Growth Fund, International Equity Fund, Mid Cap Growth Fund, Small Cap Growth Fund and Bond Fund. These five funds were liquidated on December 4, 2003 after shareholders of each fund approved the liquidation at a Special Meeting of Shareholders held on November 24, 2003. Currently the Trust intends to offer Shares of one Series, the Institutional Money Market Fund, which has authorized two classes of shares, Advisor Shares and Institutional Shares. The Board of Trustees has previously authorized the issuance of Shares to the public.

         We have reviewed the Trust's Declaration of Trust, Code of Regulations, resolutions of its Board of Trustees and such other legal and factual matters as we have deemed appropriate. We have also relied upon an opinion of Ropes & Gray LLP, local Massachusetts counsel to the Trust, as to matters to which the laws of the Commonwealth of Massachusetts are applicable. We assume that the Shares will be issued against payment therefor as described in the Trust's applicable Prospectus.

         This opinion is based exclusively on Massachusetts law and the federal law of the United States of America.

         Based upon the foregoing, it is our opinion that the Shares will be validly issued, fully paid and non-assessable by the Trust.

         We note that under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of such trust. However, the Declaration of Trust disclaims shareholder liability for claims against the Trust. The Declaration of Trust further provides that every note, bond, contract, instrument, certificate or other undertaking made or issued by the Trust's trustees or officers shall recite to the effect that the same was executed or made by or on behalf of the Trust or by them as trustees or officers and that the obligations of such instrument are not binding upon the Trust's shareholders individually but are binding only upon the assets and property of the Trust or a particular Series thereof. The Declaration of Trust provides for indemnification out of the assets of the Series of which a shareholder owns or owned Shares, for any and all loss or expense for which the shareholder shall be charged or held personally liable solely by reason of the shareholder's being or having been such a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the relevant Series itself would be unable to meet its obligations.

         We hereby consent to the filing of this opinion as an exhibit to the Amendment to the Trust's Registration Statement.

                                                  Very truly yours,


                                                  /s/ DRINKER BIDDLE & REATH LLP
                                                  ------------------------------
                                                  DRINKER BIDDLE & REATH LLP